SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X| Preliminary Proxy Statement        |_| Confidential, For Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e) (2))
|_| Definitive Proxy Statement

|_| Definitive Additional Materials

|X| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Cogeneration Corporation of America
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

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      (2)   Aggregate number of securities to which transaction applies:

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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)   Proposed maximum aggregate value of transaction:

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      (5)   Total fee paid:

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|_| Fee paid previously with preliminary materials:

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|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

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      (2)   Form, Schedule or Registration Statement no.:

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      (3)   Filing party:

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      (4)   Date filed:

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

                               Preliminary Copies

                       COGENERATION CORPORATION OF AMERICA
                         One Carlson Parkway, Suite 240
                        Minneapolis, Minnesota 55447-4454

                           SOLICITATION IN OPPOSITION
                                       TO
                                 PROXY STATEMENT
                                       AND
                                CONSENT STATEMENT
                                       OF
                                NRG ENERGY, INC.

                             ----------------------
                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 12, 1998
                             ----------------------

                               GENERAL INFORMATION

      Cogeneration Corporation of America, a Delaware corporation (the "Company"), is distributing this opposition solicitation to its stockholders in connection with a Special Meeting of Stockholders of the Company to be held at 8:00 a.m., Local Time, on Thursday, November 12, 1998, at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota 55403, which was called upon the demand of NRG Energy, Inc. ("NRG"), a wholly-owned subsidiary of Northern States Power Company ("NSP"). The purpose of the Meeting is to consider and act upon a proposal made by NRG to remove Robert T. Sherman, Jr., the Company's Chief Executive Officer, from his position as a director of the Company.

      This opposition solicitation and the enclosed WHITE proxy card are first being mailed to stockholders on or about October [13], 1998.

      The Company, its three independent directors and its chief executive officer (who is also a director of the Company), are Participants in this opposition solicitation. The Company's three independent directors, Lawrence I. Littman, Spyros S. Skouras, Jr. and Charles J. Thayer (collectively, the "Independent Directors") comprise the Company's Independent Directors Committee.

      The Participants believe that it is not in the interest of the Company or the Company's public stockholders who own a majority of the Company's stock and who are not affiliated with NSP that Robert Sherman be removed as a director of the Company which would result in NSP's NRG unit taking control of the Board of Directors and eventually the day to day operations of the Company. The Participants also believe that they have an obligation to correct certain misstatements contained in NRG's Proxy Statement and Consent Statement. The basis for such belief, and a discussion of such misstatements, appear below.

      At the Meeting, a quorum will consist of 60% of the votes entitled to be cast by the holders of all shares of Common Stock that are outstanding and entitled to vote. Approval of the NRG Proposal requires the affirmative vote of at least a majority of the shares of Common Stock present or represented by proxy at the Meeting and entitled to vote. As a result, it will be more difficult for NRG to obtain a quorum for the Meeting if a significant number of stockholders refuse or fail to participate in the Meeting than it will be to obtain sufficient votes to remove Robert Sherman as a director of the Company.

      Accordingly, the purpose of this opposition solicitation is to encourage you to execute and return the enclosed WHITE proxy card which is solicited by the Company in order to have you (i) revoke all prior proxies and consents given by you to NRG, (ii) vote against the NRG Proposal and (iii) grant the right to the persons appointed on the enclosed WHITE proxy card to boycott the Meeting if they determine that doing so will be the most effective way to prevent the NRG Proposal from being passed.

      The Company believes that David H. Peterson, Julie A. Jorgensen, Craig A. Mataczynski and Ronald J. Will, directors of the Company who are employees of NRG, support the NRG Proposal and, therefore, are not Participants in this solicitation.

      At your option, you may revoke a proxy delivered pursuant to this solicitation at any time before it is exercised. A proxy may be revoked by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Secretary of the Company prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.

      If you duly execute and return the enclosed WHITE proxy card prior to the Meeting, and do not thereafter revoke it, your shares will be voted in accordance with your directions. If no directions are specified, your shares will be counted towards a quorum and voted AGAINST the removal of Robert Sherman from his position as a member of the Company's Board of Directors and in accordance with the discretion of the named proxies on other matters that may properly be brought before the Meeting, except that you will have granted the right to the persons appointed on the WHITE proxy card to boycott the Meeting if they determine that doing so will be the most effective way to prevent the NRG Proposal from being passed.

      If your shares are held in the name of a bank, broker, or other nominee, you are urged to contact the person responsible for your account and direct him or her to execute a WHITE proxy card on your behalf.

      The close of business on October 8, 1998 has been fixed as the Record Date for the determination of stockholders of the Company entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding [ ] shares of its Common Stock. Each share of Common Stock entitles the holder to one vote.

      At the Meeting, abstentions will be treated as present for purposes of determining a quorum, while shares held by a broker that the broker fails to vote ("broker non-votes") will not be treated as present for quorum purposes. Abstentions will have the effect of votes against the approval of the NRG Proposal. However, under applicable Delaware law, a broker non-vote will have no effect on the outcome of the NRG Proposal.

      Certain information required to be disclosed in this opposition solicitation pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934 is included on Schedule A which is attached to this opposition solicitation.

                      REASONS FOR OPPOSING THE NRG PROPOSAL

      The Company and the Independent Directors strongly believe that it is not in the Company's interest or the interest of the Company's public stockholders who own a majority of the Company's stock and who are not affiliated with NSP that Robert Sherman be removed as a director of the Company which would result in NSP's NRG unit taking control of the Board of Directors of the Company and, eventually, the day to day operations of the Company.

      NRG employees presently occupy four of the eight seats on the Company's Board of Directors. The Chairman of NRG, David Peterson, is also the Chairman of the Company's Board of Directors. Three of the remaining seats are held, in accordance with the Company's bylaws, by the Independent Directors. The fourth seat is held by the Company's President and Chief Executive Officer, Robert Sherman.

      NRG has indicated that if it is successful in removing Mr. Sherman from the Company's Board of Directors, it plans to terminate immediately his employment with the Company. NRG proposes to replace Mr. Sherman in both capacities - as a director and as chief executive officer - with yet another NSP-affiliated employee, which would give NSP control of five of the eight seats on the Board, as well as control of the daily operations of the Company as carried out by its chief executive officer.

      The Company and the Independent Directors believe it to be poor corporate governance to willingly permit a 45% stockholder to both control its Board of Directors and its chief executive officer. Such a corporate composition makes the necessary accountability of management to the full board practically meaningless and leaves practical control of all aspects of the Company's governance and operations in the hands of one party. A majority of the Board of Directors can not only change the Company's management, but also amend many of the Company's bylaws, at will.

      Because NRG and the Company are competitors in the same market for new projects, there is an inherent conflict of interests between NSP's NRG unit and the Company's public stockholders - one's advantage is the other's disadvantage. If NSP gains control of the Board of Directors of the Company, it will be in a position to acquire projects at the expense of the Company without the check of a meaningful independent voice - neither in management nor on the Board. The Independent Directors do not have the practical ability to monitor the day to day conduct of the Company, NSP or NSP's NRG unit. In addition, NSP would be in a position, and would have an incentive, to compel the Company to take actions that could be in the interests of NSP and its NRG unit, and not the Company and its public stockholders.

      Allowing NSP to both control the Company's Board of Directors and its daily operations (through its "control" of the chief executive officer) has the potential of causing severe and irreparable harm to the Company and its public stockholders who are unaffiliated with NSP. The Company believes that in the past NSP has consistently demonstrated a desire to take advantage of the Company and its public stockholders by unreasonably using its influence to the disadvantage of the public stockholders.

      With the current balance of power, management of the Company, under the independent leadership of Robert Sherman, has worked together with the Independent Directors Committee to monitor NSP's and NRG's actions and to protect the interests of the Company and its public stockholders. Such protection by independent management would, to a large degree, disappear if the NRG Proposal is passed.

o NRG has consistently offered the Company projects for purchase under the Co-Investment Agreement at prices significantly in excess of fair market values.

o NSP's NRG unit initially offered to sell the Company its interest in a project located in Morris, Illinois (the "Morris Project") for approximately $8,000,000. After a thorough analysis of the project and its potential benefits to the Company, Mr. Sherman and the Company's management determined that such a price was excessively high and recommended that the Company not enter into an agreement on such terms. With the support of the Independent Directors Committee, the Company made a counter-offer for approximately $5,000,000 which was eventually accepted. During negotiations in which NRG attempted to finance the sale of the project to the Company on onerous terms, the Company learned that, in addition to the $5,000,000 that it agreed to pay NRG, NRG caused to be paid to itself a $4,000,000 development fee from the Morris Project which would have given NRG a total of approximately $9,000,000 for the transaction. Management was able to negotiate to have NRG credit the $4,000,000 development fee taken from the Morris Project against the $5,000,000 purchase price.

o Pursuant to the Co-Investment Agreement, NRG initially offered to sell its interest in the Mid-Continent Power Company ("MCPC") to the Company for approximately $36,000,000 ($21,000,000 more than NRG initially paid for its interest). This offer was not recommended by management and was rejected by the Independent Directors Committee - the price was determined to be excessive and "above market". NRG then offered the project to a third-party for approximately $25,000,000 ignoring the Company's right of first refusal contained in the Co-Investment Agreement.

      After failed negotiations with NRG to resolve these issues, the Independent Directors Committee was compelled to seek costly arbitration to prevent the loss to the Company's public stockholders of the substantial value represented by the MCPC project. Following the unanimous decision of the arbitration panel to force NRG to offer MCPC to the Company for $25,000,000 (saving the Company and its public stockholders more than $10,000,000), NRG commenced its proxy solicitation to oust Mr. Sherman.

      The Company believes that the real underlying reason for NRG's proxy solicitation is retaliation for NRG's loss in the arbitration.

o NRG has indicated that it intends to seek reimbursement from the Company in connection with its proxy and consent solicitation and in connection with litigations that may arise out of its proxy and consent solicitation if the NRG Proposal is approved, without submitting the request for such reimbursements to a vote of the Company's stockholders.

                 INACCURACIES CONTAINED IN NRG'S PROXY STATEMENT

      Certain misstatements and inaccuracies are contained in NRG's Proxy Statement and Consent Statement.

o Although NRG complains of communication failures within the Company, the Company and the Independent Directors know of no instances of failed communication except that of the NRG-employee directors neglecting to notify the Independent Directors of their intention to commence the NRG proxy solicitation.

o The NRG proxy materials imply that if its proposal is successful, NRG will seek to terminate Mr. Sherman's employment with the Company "for cause". No facts have been presented supporting Mr. Sherman's termination for cause, nor does the Company believe that any such facts exist. The dismissal of Mr. Sherman in violation of his employment contract will result in substantial financial liabilities to the Company.

o Despite implications to the contrary, the Company's financial performance for 1998 is positive, with pre-tax income up approximately 34% for the first 6 months compared to the same period for 1997.

o NRG's statement that new projects and financing plans are not presented to the full Board of Directors is untrue.

            THE COMPANY'S GOOD FAITH ATTEMPTS TO RESOLVE NRG'S ISSUES

      The Independent Directors have attempted to engage both NSP and NRG in discussions intended to resolve the issues addressed by the NRG Proxy Statement and Consent Statement and to encourage the joint development of a plan to maximize the Company's value for stockholders. On September 19, 1998, shortly after the filing of NRG's preliminary proxy materials with the Securities and Exchange Commission, the Independent Directors Committee sent a letter to the Chairman and Chief Executive Officer of NSP, James J. Howard, seeking a meeting to understand the basis for NRG's actions. No response was received and so, on September 28, 1998, the Independent Directors Committee sent a second letter to Mr. Howard. To date, neither Mr. Howard nor any representatives of NSP or NRG have chosen to meet with the Independent Directors Committee to attempt to resolve NRG's (and NSP's) issues and explain the reasons for NRG's (and NSP's) hostile actions. Copies of the letters referred to above are attached as Exhibit 1 to this opposition solicitation.

                                   CONCLUSION

      In seeking to be over-represented on the Board of Directors of the Company, neither NSP nor NRG has offered any assurances of continued independence of action to the Company. NRG has made no attempt to deal with the existing conflicting obligations put upon the affiliates and officers of NRG that it appoints to the Company's Board of Directors in such critical areas as avoiding misappropriation of corporate opportunities, avoiding conflicts in the development and implementation of competing business plans, maintaining Company personnel distinct from NRG employees, or assuring confidential technical and financial support for potential projects that may be attractive to both NRG and the Company. In general, there has been no indication from NSP or NRG as to how they will seek to achieve good corporate governance for the benefit of all stockholders, rather than simply looking out for their own interests.

      NRG's hostile actions create uncertainty not only for the future direction of the Company, and for the Company's stockholders, officers and customers, but for the Company's sources of financing. At the present time, the Company is seeking credit lines to finance its future growth, including, among other matters, its purchase of the MCPC project. At least one prospective lender has informed the Company that, in the face of NRG's pending hostile solicitation, it will no longer pursue financing with the Company.

      The future independence and success of the Company depends on, among other matters, its ability to source and operate power projects. The Company and the Independent Directors Committee believe that NSP's and NRG's actions threaten the Company's ability to achieve those necessary objectives.

      The Company and the Independent Directors Committee believe that it is in the Company's best interest and the best interest of its public stockholders who own a majority of the Company's stock and who are unaffiliated with NSP to preserve the current balance of power existing both on the Company's Board of Directors and between its management and a powerful minority stockholder.

                                   SCHEDULE A

                       INFORMATION REGARDING PARTICIPANTS

      Certain information concerning each of the directors and executive officers of the Company who are Participants is set forth below.

      Lawrence I. Littman, age 67, has served as an Independent Director of the Company since April 1996. Since May 1996, Mr. Littman has been a director of Car One, a division of Liberty Cab & Limousine Company. He was Chief Executive Officer of Liberty Cab & Limousine Company from 1967 to 1992 and General Manager from 1992 to May 1996. From 1984 to June 1993, he served as Chief Executive Officer of Lil Stable, Inc. Mr. Littman's business address is 1660 South A1A, Apartment 212, Jupiter, Florida 33477-8449.

      Robert T. Sherman, Jr., age 45, has served as President, Chief Executive Officer and a Director of the Company since May 1997. From 1991 to May 1997, Mr. Sherman was Vice President at Cogen Technologies, Inc., a privately-held company developing cogeneration projects. From 1985 to 1991, he served in various capacities as a senior officer of CRSS Capital, Inc., a wholly-owned subsidiary of CRSS Inc. that provides energy services to industrial companies. Mr. Sherman's business address is One Carlson Parkway, Suite 240, Minneapolis, Minnesota 55447-4454.

      Spyros S. Skouras, Jr., age 45, has served as an Independent Director of the Company since July 1995. He is currently a Managing Director of S Three Capital LLC. From April 1995 until May 1998, Mr. Skouras served as Senior Vice President of Wexford Management LLC ("Wexford"). Prior to joining Wexford, Mr. Skouras was President of Skouras Capital from 1991 to March 1995 and Chief Operating Officer of Prudential-Grace Lines, Inc. from 1976 to 1990. Mr. Skouras's business address is Three Stamford Plaza, 301 Tresser Boulevard, 9th Floor, Stamford, Connecticut 06901.

      Charles J. Thayer, age 54, has served as an Independent Director of the Company since April 1996. He has also served as Managing Director of Cartwell Capital Ltd., a private NASD member investment firm, since 1989. He was Chairman and Interim Chief Executive Officer of Sunbeam Corporation from January 1993 to August 1993, Vice Chairman from April 1996 to August 1996 and a director from 1990 to April 1997. Mr. Thayer has served as Trustee of the Cystic Fibrosis Foundation since 1980 and currently serves as Vice Chairman of the foundation and as Chairman of the Board of Cystic Fibrosis Services. He is an Advisory Director of the Louisville Community Development Bank. Mr. Thayer is also a director of Digital Wireless Corporation. Mr. Thayer's business address is P.O. Box 2247, Fort Lauderdale, Florida 33303-2247.

      Except as disclosed in this opposition solicitation, to the knowledge of the Company, no Participant

      o owns any securities of the Company or any subsidiary of the Company, beneficially or of record, or has purchased or sold any of such securities within the past two years;

      o or any of their associates beneficially own, directly or indirectly, any securities of the Company;

      o has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting;

      o is, or has been within the past year, a party to any contract, arrangement, or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

      o or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000;

      o or any of their associates, has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

      The total number of shares (including currently exercisable options) held by Participants as of October [ ], 1998, is [90,070] shares, or [ ]% of the total shares outstanding. Without giving effect to currently exercisable options, the participants own a total of [25,070] shares, or approximately [ ]% of the outstanding shares. Information regarding the ownership by each participant of the Company's securities is set forth in this opposition solicitation under "Security Ownership of Certain Beneficial Owners and Management".

      The following table sets forth information concerning each Participant's purchases and sales of the Company's securities, since October [ ], 1996.

Name                     Date        Nature of Transaction      Number of Shares
----                     ----        ---------------------      ----------------
Lawrence I. Littman
Robert T. Sherman, Jr.
Spyros S. Skouras, Jr.
Charles J. Thayer

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding shares of Common Stock beneficially owned as of October 5, 1998 (except as otherwise noted below) by each (i) person believed by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) director (which does not include a director emeritus) and (iii) [of the Company's three most highly compensated executive officers], and the directors (which does not include a director emeritus) and executive officers of the Company as a group, and the percentage of the outstanding shares of Common Stock represented thereby. Other than as set forth below, no director or executive officer of the Company is known to be the beneficial owner of any shares of Common Stock. Except as noted below, the Company believes that each of the persons listed has sole investment and voting power with respect to the shares included in the table.

                                                                            Shares Beneficially Owned (1)
                                                                       ---------------------  --------------
Name                                                                   Number of Shares       Percent
--------------------------------------------------------------------------------------------  --------------
NRG Energy, Inc. (2)
1221 Nicollet Mall, Suite 700
Minneapolis, MN  55403-2445......................................          3,254,288               47.60%

Northern States Power Company (2)
414 Nicollet Mall, Fourth Floor
Minneapolis, MN 55401............................................          3,254,288               47.60

Wexford Capital Partners II, LP (3)
411 West Putnam Avenue
Greenwich, CT  06830.............................................           443,976                 6.49

David H. Peterson (4)............................................            11,000                  *

Leonard A. Bluhm (5)(6)..........................................            11,500                  *

Julie A. Jorgensen (7)...........................................             --                    --

Lawrence I. Littman (5)..........................................            10,070                  *

Craig A. Mataczynski (8).........................................            10,500                  *

Robert T. Sherman, Jr. (9).......................................            40,000                  *

Spyros S. Skouras, Jr. (10)......................................            10,000                  *

Charles J. Thayer (11)...........................................            30,000                  *

Ronald J. Will (12)..............................................            12,500                  *

Timothy P. Hunstad (13)..........................................            25,500                  *

Directors and Executive Officers as a group (9 persons) (14).....           149,570                 2.2

----------
*     Represents less than 1.0% of the outstanding shares of Common Stock.

(1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days as well as any securities owned by such person's spouse, children or relatives living in the same household. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

(2) Includes 3,106,612 shares as to which NRG has sole voting and investment power, and 147,676 shares as to which NRG has sole voting power only. The shares listed as beneficially owned by NSP are owned by NRG, its wholly-owned subsidiary. The foregoing information is as of the date set forth in and based solely on a Schedule 13D filed April 14, 1998.

(3) Includes 348,672 shares owned by Wexford Capital Partners II, LP and 95,304 shares owned by Wexford Overseas Partners Fund I, LP. Through an investment management agreement, Wexford Management LLC, which manages the funds, has sole voting and investment power of the funds. This information is as of the date set forth in and based on the Schedule 13D filed May 8, 1997 and other information furnished to the Company by Wexford Management LLC.

(4) Includes 10,000 shares issuable upon exercise of stock options that may be exercised within 60 days of October 5, 1998. In addition, Mr. Peterson beneficially owns approximately 25,912 shares of NSP Common Stock, including approximately 7,708 shares of NSP Common Stock through an employee stock ownership plan and 18,204 shares issuable upon exercise of NSP stock options that may be exercised within 60 days of October 5, 1998.

(5) Includes 10,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 10, 1998.

(6) Mr. Bluhm resigned as Chief Executive Officer of the Company on April 30, 1997.

(7) Ms. Jorgensen beneficially owns approximately 24,067 shares of NSP Common Stock, including (i) approximately 372 shares of NSP Common Stock owned through an employee stock ownership plan, (ii) approximately 321 shares of NSP Common Stock held by Ms. Jorgensen's spouse through an employee stock ownership plan, (iii) approximately 4,076 shares of NSP Common Stock owned by Ms. Jorgensen's spouse, and for which she shares investment power and
      (iv) 18,590 shares of NSP Common Stock issuable upon exercise of NSP stock options owned by Ms. Jorgensen's spouse that may be exercised within 60 days of October 5, 1998.

(8) Includes 10,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 10, 1998. In addition, Mr. Mataczynski beneficially owns approximately 2,627 shares of NSP Common Stock, including approximately 1,131 shares of NSP Common Stock through an employee stock ownership plan and 1,496 shares of NSP Common Stock issuable upon exercise of NSP stock options that may be exercised within 60 days of October 5, 1998.

(9) Includes 35,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 10, 1998. In addition, Mr. Sherman beneficially owns 200 shares of NSP Common Stock.

(10) Includes 10,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 10, 1998. Excludes shares held by Wexford Management LLC, Mr. Skouras's former employer.

(11) Includes 10,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 10, 1998 and 10,000 shares owned by Chartwell Capital Ltd. Mr. Thayer is the principal and Managing Director of Chartwell Capital Ltd.

(12) Represents 2,500 shares of Common Stock held jointly with his spouse and 10,000 shares issuable upon exercise of stock options that may be exercised within 60 days of October 5, 1998. In addition, Mr. Will beneficially owns approximately 15,584 shares of NSP Common Stock, including (i) approximately 6,035 shares through an employee stock ownership plan, (ii) 5,272 shares issuable upon exercise of NSP stock options that may be exercised within 60 days of October 5, 1998, (iii) 4,076 shares of NSP Common Stock which held by Mr. Will's spouse through an employee stock ownership plan and for which he shares investment power, and (iv) 201 shares of NSP Common Stock which he owns jointly with his spouse and for which he shares investment power.

(13) Includes 25,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 10, 1998.

(14) Includes 120,000 shares issuable upon exercise of stock options that may be exercised within 60 days of April 10, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Administrative Transactions

      On January 31, 1996, the Company entered into a Management Services Agreement with NRG. The Management Services Agreement provides that NRG will provide management, administrative, operation, maintenance and certain other services to the Company in connection with the day to day business of the Company. The Company expensed approximately $562,000 during the fiscal year ended December 31, 1997 pursuant to the Management Services Agreement with NRG. In addition, the Company entered into a Leased Employee Agreement dated May 1, 1996 with NRG, whereby NRG agreed to lease its employee, Leonard A. Bluhm, to the Company to perform the duties of President and Chief Executive Officer of the Company. For the fiscal year ended December 31, 1997, the Company paid NRG $7,252 which included the salary paid to Mr. Bluhm and other amounts necessary to reimburse NRG for expenditures associated with or resulting from Mr. Bluhm's employment.

Co-Investment Agreement

      On April 30, 1996, the Company also entered into a Co-Investment Agreement with NRG. Pursuant to the Co-Investment Agreement, NRG agreed to offer to the Company ownership interests in certain power projects which were initially developed by NRG or with respect to which NRG has entered into a binding acquisition agreement with a third party. If any eligible project reaches certain contract milestones (which include the execution of a binding power purchase agreement and fuel supply agreement and the completion of a feasibility and engineering study) by April 30, 2003, NRG has agreed to offer to sell to the Company all of NRG's ownership interest in such project. Eligible projects include, with certain exceptions and exclusions, proposed or existing electric power plants within the United States which NRG initially develops or in which NRG proposes to acquire an ownership interest. NRG is obligated under the Co-Investment Agreement to offer to the Company, during the three-year period ending on April 30, 1999, projects with an aggregate equity value of at least $60,000,000 or a minimum of 150 net Mega Watts ("MW"). As of the date of this opposition solicitation, ownership interests in projects with an aggregate of more than 130 net MW have been offered under the Co-Investment Agreement, including the 117 net MW Morris Project described below.

      Among the exclusions from the Co-Investment Agreement are (i) any ownership interest in a project which is below a level that would cause the project (or its owners) to be in violation of the relevant power purchase agreement or applicable state or federal law upon the generation of electricity for sale by such project, (ii) any indirect ownership interest held by NRG in an eligible project arising from NRG's direct or indirect ownership of equity interests in the Company, (iii) any ownership interest in a facility below 25 MW in capacity, and (iv) any ownership interest that is retained in order to later be sold in an exempt transaction. Exempt transactions include (a) any sale or disposition of an ownership interest that is consummated as a result of a foreclosure or conveyance in lieu of foreclosure of liens or security interests, (b) any sale or disposition of an ownership interest to a third party that is or will become a participant in the eligible project, where the obligation to sell the interest is incidental to the provision of services or the contribution of assets to the project and is created prior to the execution and delivery of a binding power purchase agreement and fuel supply agreement and the completion of an engineering and feasibility study with respect to the project, and (c) any sale or disposition of an ownership interest as part of a larger transaction involving the sale of all or substantially all of the assets of NRG or the sale of an equity interest in NRG, provided that the person acquiring the ownership interest agrees to be bound by the Co-Investment Agreement.

      In December 1997, a wholly-owned subsidiary of the Company purchased the Morris Project from NRG. The Morris Project, with an aggregate of 117 net MW, had been offered under the Co-Investment Agreement. Additionally, the Company recently prevailed in an arbitration proceeding against NRG brought under the Co-Investment Agreement regarding the Company's right of first refusal with respect to the MCPC project - a 110 MW cogeneration facility in Pryor, Oklahoma. In the arbitration, the Company contended that NRG, in violation of the Co-Investment Agreement, improperly agreed to sell the MCPC project to a third-party at a price approximately $10,000,000 below the original offer made to the Company, without first offering it to the Company at the lower price. Pursuant to the arbitration award, the Company has accepted NRG's offer to sell the project on the same terms offered to the third party and expects to close the transaction on or about October 15, 1998.

      To facilitate the Company's ability to acquire ownership interests which may be offered pursuant to its Co-Investment Agreement, NRG has agreed to finance the Company's purchase of such ownership interests at commercially competitive terms to the extent funds are unavailable to the Company on comparable terms from other sources. Any such financing provided by NRG under the terms of the Co-Investment Agreement is required to be recourse to the Company and secured by a lien on the ownership interest acquired. Such financing also is required to be repaid from the net proceeds received by the Company from offerings of equity or debt securities of the Company (when market conditions permit such offerings to be made on favorable terms) after taking into account the working capital and other cash requirements of the Company as determined by its Board of Directors. During the fiscal year ended December 31, 1997, NRG provided approximately $818,000 in project and construction management services rendered in connection with the Gray's Ferry Project partnership, of which the Company is one-third owner.

      In light of the Company's internal development activities, the Company does not expect the Co-Investment Agreement to serve as the primary source of future project development activities.

Sale of Power Operations, Inc.

      Power Operations, Inc. ("Power Operations"), then a wholly-owned subsidiary of the Company, assumed operations and maintenance responsibilities for the Company's Newark facility and the Company's Parlin facility, in each case replacing the former operator, on

November 8, 1996 and December 31, 1996, respectively. Effective January 1, 1997, Power Operations was sold by the Company to NRG for $10.00 plus the amount of Power Operations' outstanding accounts receivable and an indemnification by NRG to the Company for certain potential losses or other liabilities that might occur with respect to the termination of the prior operator of the Newark and Parlin facilities and the assumption by Power Operations of operations and maintenance responsibilities for such facilities. The terms of this transaction were approved by the Independent Directors Committee of the Company's Board of Directors as required by the Company's By-laws.

NRG Option

      In March 1996, NRG and NRGG (Schuylkill) Cogeneration Inc. ("NSC"), a wholly-owned subsidiary of the Company, entered into a $10,000,000 loan agreement (the "Cogeneration Note") to provide a means of funding an NSC capital contribution obligation to the Grays Ferry Cogeneration Partnership. In connection with NRG's assistance with the Gray's Ferry project, its financing and the Note, the Company granted NRG the right to convert a portion of borrowings under the Note to Common Stock of the Company (the "Option"). On November 25, 1997, NRG exercised such option and reduced the outstanding principal amount of the Note by $3,000,000 in exchange for 396,255 shares of the Company's Common Stock.

Morris Project Acquisition

      In December 1997, NRGG Funding Inc. ("NRGG Funding"), a wholly-owned subsidiary of the Company, completed its acquisition from NRG of all of NRG's interest in a 117 MW project located in Morris, Illinois by acquiring 100% of the interests in NRG (Morris) Cogen, LLC ("Morris LLC"). Morris LLC has the exclusive right to build and operate a cogeneration plant to be located in Morris, Illinois within a petrochemical manufacturing facility, which is owned by Equistar Chemicals LP ("Equistar"), a joint venture of Millennium Chemicals Inc. and Lyondell Petrochemical Company. A 25-year agreement has been executed for the sale of steam and electric output from the project. NRG commenced construction of the Morris Project in September 1997 with commercial operation currently expected to occur in the fourth quarter of 1998.

      NRGG Funding agreed to assume all of the obligations of NRG and to provide future equity contributions to Morris LLC which are limited to the lesser of 20% of the total project cost or $22,000,000. NRG has guaranteed to the Morris Project's lenders that NRGG Funding will make these future equity contributions, and the Company has guaranteed to NRG the obligation of NRGG Funding to make these future equity contributions. In addition, Morris LLC is obligated to pay NRG $1,000,000 as and when permitted under the project's principal loan agreement. Morris LLC has previously paid $4,000,000 to NRG in connection with the financial closing of the construction financing of the Morris Project.

      The Company intends to arrange financing (the terms and manner of which have not been determined by the Company) to fund the required future equity contributions to Morris LLC. NRG is obligated under a Supplemental Loan Agreement between the Company, NRGG Funding and NRG to loan NRGG Funding and the Company (as co-borrower) the full amount of such equity contributions by NRGG Funding, all at NRGG Funding's option. Any such loan will be secured by a lien on all of the membership interests of Morris LLC and will be fully recourse to NRGG Funding and the Company.

Other Transactions

      Effective May 23, 1996, NRG guaranteed payment of pre-existing liabilities of NRG Generating (Newark) Cogeneration Inc. ("Newark") and NRG Generating (Parlin) Cogeneration Inc. ("Parlin"), wholly-owned subsidiaries of the Company, of up to $5,000,000, which amount will be reduced as certain defined milestones are reached and eliminated no later than May 23, 2001. On June 28, 1996, NRG advanced Parlin approximately $56,000,000 to pay off the Parlin nonrecourse financing which included a $3,100,000 million cost to terminate an interest rate swap agreement. At December 31, 1997, loans aggregating approximately $4,400,000 million remained outstanding to NRG.

      Under an agreement dated April 30, 1996, the Parlin project sells up to 9 MW of power to NRG Parlin, Inc. ("NPI"), a wholly-owned subsidiary of NRG. NPI resells this power at retail to E.I. du Pont under an agreement extending until 2021. Total sales to NPI were $1,300,000 million in 1997.

Related Party Transactions

      The Company entered into a Liquidating Asset Agreement with Wexford pursuant to which Wexford was granted authority to liquidate certain assets of the Company for which Wexford is to receive an asset liquidation fee. The maximum fee available to Wexford is $1,500,000. During the fiscal year ended December 31, 1997, Wexford was paid $1,219,000 under the terms of the Liquidating Asset Agreement. Spyros S. Skouras, Jr., a director of the Company, was Senior Vice President of Wexford from April 1995 until May 1998.

                                 OTHER MATTERS

      Under Delaware law, no business may be transacted at the Meeting other than the NRG Proposal. If any procedural matters are properly brought before the Meeting, the proxies named in the enclosed WHITE proxy card will vote on those matters in accordance with their judgment of the best interests of the Company.

      The Company will bear the expense of preparing, printing and mailing this opposition solicitation and the solicitation of the WHITE proxies for the Meeting. It is currently estimated that the aggregate amount to be spent by the Company in connection with the solicitation of proxies, excluding the salaries and fees of directors, officers and employees, will be approximately $[ ], of which approximately $[ ] has been incurred to date. It is anticipated that approximately [ ] employees, directors and officers of the Company may solicit proxies by letter, telephone, telecopy, telegraph, facsimile, or in person without additional compensation therefor. The Company will also provide certain persons, firms, banks and corporations holding shares in the names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.

                              SHAREHOLDER PROPOSALS

      The 1999 Annual Meeting of Stockholders is anticipated to be held in May 1999. A notice of intent of a stockholder of the Company to make a nomination or to bring any other matter before the 1999 Annual Meeting must comply with the applicable requirements set forth in the Company's Restated By-laws and must be received not more than 180 days and not less than 120 days in advance of the 1999 Annual Meeting by the Secretary of the Company at the Company's principal executive offices, One Carlson Parkway, Suite 240, Minneapolis, Minnesota 55447-4454. However, if the 1999 Annual Meeting is held on a date more than 30 days before or after May 21, 1999, any stockholder who wishes to have a proposal included in the Company's proxy statement for the 1999 Annual Meeting must deliver a copy of the proposal to the Company a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy materials any stockholder's proposal which does not comply with the rules of the Commission for inclusion therein. The Company will furnish copies of the applicable By-law provisions which set forth the requirements for the Notice of Intent upon written request to the Secretary of the Company at the aforementioned address.

                                    EXHIBIT 1

                               September 19, 1998

Mr. James J. Howard
Chairman & CEO
Northern States Power
414 Nicollet Mall
Minneapolis, MN  55401

Dear Mr. Howard,

As an independent outside director of several public companies, we know you understand a director's duties and responsibilities. We, the independent outside directors of CogenAmerica, have those same duties and responsibilities. We are clearly disappointed that your subsidiary, NRG Energy, has announced a hostile proxy solicitation to obtain 'control' of CogenAmerica.

We are truly puzzled by NRG's objective. The existing conflicts of interest with CogenAmerica's public shareholders remain - even in the event NRG's proposed proxy solicitation is successful. Questions of 'conflict of interest' and 'corporate opportunity' do not disappear with 'control' of a public company; as you know, the standard of conduct actually becomes more onerous.

CogenAmerica and NRG both compete in the market for new projects, as a result, NRG has a perpetual conflict of interest with CogenAmerica's public shareholders. NSP has an interest in two IPP's, and these interests are not easily reconciled. The bankruptcy court sought to balance this situation with the establishment of the independent directors committee.

The independent directors have made concerted efforts over the past year to help NRG management understand the very difficult situation their actions can create, including recent events regarding MCPC.

As you may know, NRG offered to sell MCPC, under the terms of the co-investment agreement, to CogenAmerica for approximately $36 million. This offer was not recommended by management and was rejected by the independent directors committee - the price was determined to be 'above market' and represented a potential unwarranted and excessive price (events now indicate approximately $10 million) for NRG at the expense of CogenAmerica's public shareholders. We all (including NSP) would have had exposure to shareholder action had the independent directors acted on NRG's initial representatives.

As you know, the MCPC matter is complicated by NRG's agreement, despite its obligation to CogenAmerica, to sell MCPC to a third party. We know NRG can't sell MCPC twice. We recognize that NRG management believes that it is in the best interests of CogenAmerica for MCPC to be sold to a third party. We offered to let NRG substitute a project of equivalent value for MCPC. The objective of the arbitration was to serve the economic interests of CogenAmerica shareholders
- not harm NRG. This offer remains open - it appears to be in everyone's best interest.

The MCPC situation represents just one of many conflicts created by NRG management's actions. As a result, we are very troubled by NRG's proposal to control the board and designate the CEO. In the absence of an independent CEO the independent directors committee will find it necessary to rely on independent outside advisors for independent advice.

There are always two sides to every story - our intention today is to share our views with you. We hope you better understand the untenable situation that certain NRG actions create for us as directors of CogenAmerica and that you question the wisdom of NRG's proposed proxy solicitation, in light of what it will and won't accomplish.

NRG's announcement to conduct a hostile proxy solicitation clearly disrupts CogenAmerica's acquisition and financing efforts and will cause economic harm to all CogenAmerica shareholders. We urge you to seek a resolution of this situation in the interest of all our shareholders.

We respectfully request a meeting with you to discuss alternatives to resolve this situation in the best interests of CogenAmerica shareholders. We believe it is in everyone's best interest to avoid confrontation.

Thank you for your consideration.

                                          Sincerely,

                                    Charles J. Thayer, on behalf of all
                                    the members of the Independent
                                    Directors Committee of
                                    CoGeneration Corporation of
                                    America
                                          Lawrence I. Littman
                                          Spyros S. Skouras
                                          Charles J. Thayer

                               September 28, 1998

Mr. James J. Howard
Chairman & CEO
Northern States Power
414 Nicollet Mall
Minneapolis, MN  55401

Dear Mr. Howard,

We are disappointed that you have not responded to our letter of September 19th requesting a meeting with you to discuss resolution of the issues related to NRG Energy's proposed hostile proxy solicitation to obtain control of CogenAmerica.

It is surprising to us that NSP, a highly respected public utility that practices 'independent' board governance, would support NRG's action - a proposal that contradicts the very definition of 'independent' boards as recommended by such organizations as The Business Roundtable, The Council of Institutional Investors and the National Association of Corporate Directors.

We remain concerned that NRG's proposal to replace independent management does not contain any NRG plan to grow CogenAmerica shareholder value. Especially in light of NRG's public announcement that it has fulfilled its obligations under the co-investment agreement.

We remain committed to meeting with you to discuss alternatives to resolve this situation in the best interests of all CogenAmerica shareholders and avoid further disruption to CogenAmerica's business.

                                                Sincerely,

                                          Charles J. Thayer, on
                                          behalf of all the
                                          members of the
                                          Independent Directors
                                          Committee of
                                          CoGeneration
                                          Corporation of America
                                                Lawrence I. Littman
                                                Spyros S. Skouras
                                                Charles J. Thayer

                               Preliminary Copies

                       COGENERATION CORPORATION OF AMERICA

          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS - NOVEMBER 12, 1998

                THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY.

        THIS PROXY IS NOT SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS.

      The undersigned hereby constitutes and appoints Robert T. Sherman, Jr., Lawrence I. Littman, Spyros S. Skouras, Jr. and Charles J. Thayer, or any of them acting singly, with the power of substitution in any of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Cogeneration Corporation of America (the "Company") held of record by the undersigned on October [ ], 1998, at the Special Meeting of Stockholders (the "Meeting") to be held at the Hyatt Regency Hotel, 1300 Nicollet Mall, Minneapolis, Minnesota 55403 at 8:00 a.m. on November 12, 1998, and at any adjournment(s) thereof, hereby revoking any proxy or consent heretofore given, and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof, with respect to the matters contained herein.

      This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted AGAINST the proposal of NRG Energy, Inc., a stockholder of the Company, to remove Robert T. Sherman, Jr. from his position as a member of the Company's Board of Directors. In their discretion, the proxies named above are authorized to vote upon such other matters as may properly come before the Meeting or at any adjournment(s) thereof. The proxies named above are also authorized, in their discretion, to boycott the Meeting if they determine that doing so will be the most effective way to prevent the removal of Robert T. Sherman, Jr. from his position as a member of the Company's Board of Directors.

      Shares cannot be voted unless this proxy card is signed and returned.


                         (To be Signed on Reverse Side)

o REMOVAL OF DIRECTOR. To remove Robert T. Sherman, Jr. from the Company's Board of Directors.

      FOR |_|        AGAINST |_|         ABSTAIN |_|

o Discretion to vote upon such other matters as may properly come before the Meeting or at any adjournment(s) thereof.

o Discretion to boycott the Meeting if it is determined that doing so will be the most effective way to prevent the removal of Robert T. Sherman, Jr. from his position as a member of the Company's Board of Directors.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE. The undersigned hereby acknowledges receipt of the Solicitation in Opposition to Proxy Statement and Consent Statement of NRG Energy, Inc. dated October [13], 1998.

                                     Date:                   , 1998
                                          -------------------

                                     -----------------------------
                                               Signature

                                     -----------------------------
                                       Signature if held jointly

Please sign your name above exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. When a proxy is given by a partnership, it should be signed in the partnership name by an authorized person.